Exhibit 99.1

News Release

	For:	Whitehall Jewellers, Inc.
	Contact:	John R. Desjardins
Executive Vice President
FOR IMMEDIATE RELEASE		TX: 312.762.9751
WHITEHALL’S LENDERS IMPOSE LIMITATIONS ON BORROWINGS;
NEWCASTLE UNLIKELY TO CLOSE TENDER OFFER AND MERGER

     Chicago, Illinois, January 20, 2006 — Whitehall Jewellers, Inc. (OTC: JWLR.PK; “Whitehall” or the “Company”) has received notices from its senior lenders that they have imposed a $5 million discretionary reserve effective on January 18, 2006 and will impose an additional discretionary reserve of $5 million effective on January 24, 2006. These reserves limit the amount the Company is able to borrow under its Senior Credit Agreement. Nevertheless, the senior lenders have indicated that they intend to continue to fund payments of payroll, taxes and other critical expenses. The imposition of the reserves is likely to result in the inability of the Company to meet its current financial obligations in the near term. The Company, therefore, is dependent on the infusion of cash provided by the closing of the $50 million convertible notes financing with Prentice/Holtzman, or from other sources, since it believes that Newcastle is unwilling to close its tender offer and merger.
     Whitehall announced that it has reviewed its financial situation in light of the senior lenders’ actions, Newcastle’s failure to commit to a transaction and its imminent liquidity needs. The Company needs immediate additional capital to support its operations. The Company has continuously and diligently evaluated its various alternatives to meet these needs, including the Prentice and Newcastle transactions. If the shareholders vote against the Company’s proposals and, as a result, the Company is not able to consummate the Prentice transaction or is not otherwise able to obtain additional liquidity, of which there is no assurance, it is likely to be forced to pursue a restructuring of its obligations under the bankruptcy laws.
     In view of these developments, if the Company’s proposals to consummate the Prentice transaction are not approved at the January 25 meeting, it is highly likely that the Company will be forced into filing a bankruptcy petition, which may substantially reduce or eliminate value to shareholders.
     Despite Newcastle’s public announcements to the contrary, the Company has been engaged in a serious on-going attempt to negotiate the final terms of the tender offer and merger agreements with Newcastle. Despite their public pronouncements, Newcastle has failed to follow through and engage in productive negotiations with the Company. The Company has provided Newcastle extensive due diligence on multiple
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Exhibit 99.1
occasions. Over nine days ago, in a January 11, 2006 letter and subsequent SEC filing, Newcastle claimed that its deal could be negotiated and documented within 48 hours. However, despite the continuing efforts and initiatives of the Company’s Board and management, Newcastle has not only failed to provide first drafts of the key documents it needs for its proposal, but also has not produced a revised draft of the merger agreement in response to the Company’s comments provided to Newcastle five days ago. In essence, the Company is no closer to a transaction with Newcastle than it was when this process began. Newcastle has once again failed to live up to its public pronouncements to provide a real alternative deal.
     Based upon Newcastle’s actions, the Company believes that Newcastle is unwilling to proceed with its proposal and to commit the funds necessary to close its tender offer, the proposed merger and the related refinancings. Instead, the Company believes that Newcastle is seeking only to gain control of the Company Board, after which there will be no assurance whatsoever that Newcastle will consummate its tender offer or any other transaction for the benefit of stockholders.
     Even though Newcastle removed its financing contingency, it requested the Company’s assistance in communication with Company’s senior lenders. In a good faith effort to expedite a transaction, the Company requested that the Company’s senior lenders meet or communicate with Newcastle. After the senior lenders met with Newcastle, the Company was advised by its senior lenders that, at this time, if Newcastle causes a “change in control” of the Company under the Company’s loan facility, the lenders will not agree to waive the resulting event of default.
     The Company continues to strongly recommend that stockholders use the White proxy card to vote for the proposals required to consummate the Prentice financing transaction and for the election of the Company’s nominees at the January 25 Special Meeting. The Company recommends that stockholders who have already returned a proxy card furnished by Newcastle revoke that proxy, and vote for the proposals required to consummate the Prentice financing transaction, by signing, dating and returning the White proxy card provided by the Company. The latest dated proxy is the only one that counts. Any proxy may be revoked at any time prior to the special meeting by delivering a written notice of revocation or a later dated proxy for the special meeting to Whitehall Jewellers, Inc., c/o D. F. King & Co., Inc., 448 Wall Street, 22nd Floor, New York, NY 10005, or to the Secretary of the Company, or by voting in person at the special meeting.
     Also, following is supplemental information regarding Newcastle’s failure to negotiate in good faith that the Company strongly urges shareholders to read.
SUPPLEMENTAL INFORMATION:
Once Again, Newcastle Does Not Deliver On Its Proposal
     Nine days ago, on January 11, 2006, Newcastle claimed in a letter, and subsequent press release and SEC filing, that the documentation for Newcastle’s proposal could be completed in 48 hours. However, despite the continuing efforts and
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Exhibit 99.1
initiatives of the Board and the Company’s management, and the many hours spent by the Company to be in a position to facilitate finalizing the key terms of Newcastle’s proposal and documentation, Newcastle still has not delivered to the Company the necessary documentation for its proposal. The several agreements that Newcastle has not yet prepared and delivered include the following:
     1. Newcastle has not delivered its agreement to segregate, hold and use for the acquisition approximately $150 million for the payoff of the Company’s senior credit facility, bridge loan, vendor balances and related fees.
     Since discussions between the Company and Newcastle first began in late December 2005, Newcastle and its representatives have repeatedly assured the Company that an escrow or a segregated account and related agreement was an integral part of its proposal. In Newcastle’s January 9 letter to the Board and subsequent SEC filing, Newcastle stated it was prepared to negotiate an appropriate agreement to provide the Company with the necessary assurance that its cash on hand would remain in place during the notice period to Prentice. However, as of this time the Company has not yet received any draft agreement, term sheet or other documentation about this matter.
     2. Newcastle has not delivered agreements to replace the Prentice bridge loan and senior credit facility, or a consent from and intercreditor agreement with the senior lenders.
     Since late December 2005 the Company has permitted Newcastle to communicate with its senior lenders about these matters. Since Newcastle removed the conditions relating to the refinancing of this debt the Company has arranged meetings by conference call for Newcastle to finalize the terms of these Newcastle agreements, including with representatives of the banks. As of this time the Company has not been provided with drafts or term sheets that address these matters.
     In Newcastle’s January 9, 2006 letter to the Board and subsequent SEC filing, Newcastle represented that it had cash on hand sufficient to pay off the Company’s senior credit facility in full by January 31, 2006, pay off the Back Bay subordinated facility and pay off the $30 million Prentice Bridge Loan (including prepayment penalties). Newcastle has publicly disclosed and privately assured the Company that this is an integral part of Newcastle’s proposal. However, Newcastle has not provided anything to the Company.
     3. Newcastle has not delivered a final form of its proposed merger agreement.
     The most recent draft merger agreement provided by Newcastle did not accurately reflect several components of Newcastle’s proposal, as understood by the Company based on telephonic and in-person meetings with Newcastle and its representatives and Newcastle’s public disclosures. Among other matters:
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Exhibit 99.1
a.	Newcastle’s draft did not include provisions requiring Newcastle to pay off or otherwise provide for the Company’s outstanding debt, or requiring Newcastle to deposit funds in a segregated account.

b.	Newcastle’s draft did not reflect a binding, fully committed transaction for the acquisition of the Company. The draft merger agreement provided for a tender offer that would have been subject to a number of conditions that are either vague or outside the Company’s control. In some ways, the proposed tender offer would have been more conditional than Newcastle’s pending tender offer.

c.	Newcastle’s draft would have allowed Newcastle to delay the completion of the tender offer beyond its scheduled expiration, even if a majority of the shares were tendered, to try to obtain 90% of the shares. This opportunity for delay is inconsistent with the Company’s understanding that Newcastle was prepared to complete the transaction expeditiously, and would expose the stockholders to the risk of an adverse development outside of the Board’s control for a longer period of time.

d.	Under Newcastle’s draft, its obligation to complete the second-step merger would have been highly conditional. For example, Newcastle was not obligated to close the merger if the Company failed to comply with its representations, warranties and covenants after the tender offer is consummated, when Newcastle would have the right under the draft merger agreement to appoint a majority of the Company’s Board of Directors. In addition, Newcastle proposed a condition to the second-step merger that a material adverse change has not occurred in the very business Newcastle would be controlling and running.

e.	Newcastle and its advisors have been provided by the Company two revised drafts of the merger agreement. The drafts include revisions designed to address key terms of Newcastle’s original draft that did not reflect properly the Company’s capital structure that has been publicly disclosed. In the five days since the Company provided its comments to Newcastle, Newcastle has not responded to the revised drafts, or prepared a revised draft that is in a state that is ready to be signed.
* * * * *
     For several weeks the Company’s Board and Management have worked steadily to respond promptly to Newcastle’s requests, and anticipate what would be required by Newcastle to finalize its proposal. Since December 2005, the Company has provided Newcastle with voluminous financial and operating diligence, as Newcastle requested. The Company had begun providing similar information to Newcastle’s preferred lender before it walked away from the deal on January 9, 2006.
     The Company has worked diligently to reach an agreement and finalize a transaction with Newcastle. The record clearly reflects that these efforts have not been matched by Newcastle, leading to what seems to be the inevitable conclusion that once
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

Exhibit 99.1
again Newcastle is not serious about entering into agreements to acquire the Company but rather has been grandstanding for the upcoming special meeting.
     In its proxy and tender offer filings since November 2005 the Company has repeatedly disclosed that, given its serious financial and liquidity situation, unless it receives financing it is likely that the Company may be forced to pursue a restructuring under the bankruptcy laws, which may substantially reduce or eliminate the value of the shareholders’ investments. Unless the Prentice financing is approved at the January 25 special meeting; the Company will have no other alternative.
     The Company continues to recommend that stockholders use the White proxy and to vote for the two proposals required to consummate the Prentice financing transaction and for the election of the Company’s nominees at the January 25 Special Meeting.
About Whitehall Jewellers
     Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 376 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.
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For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com